EXHIBIT 21

                         Subsidiaries of the Registrant



Schultz Sav-O Stores, Inc. has three subsidiaries, all of which are Wisconsin corporations: PW Trucking, Inc., Fresh Brands, Inc. and Schultz Acquisition Corp.